Exhibit 2

Resolutions of the Board of Directors and a Committee of the Board of Directors of the Registrant

HSBC HOLDINGS PLC

Extract from the Minutes of a Meeting of the Board of Directors of HSBC Holdings plc held on 25 February 2005

“IT WAS RESOLVED:

1.	THAT a Committee of the Board comprising any two Directors be and is hereby appointed pursuant to Article 112 of the Company’s Articles of Association with full power, authority and discretion to act on behalf of the Company in connection with any financing intended to form part of the regulatory capital of the Company or the Company and its subsidiaries (each an “Issue”).

2.	THAT without limiting the generality of the foregoing, authority be and is hereby delegated to the Committee, or in the alternative to any Authorised Person (being any Executive Director, Group General Manager, Adviser to the Board, Company Secretary, Head of Group Capital Planning and Tax, or other senior executive nominated by the Group Chairman, Group Chief Executive or Group Finance Director) to:

(1)	approve and determine the terms and conditions of any Issue;

(2)	do all acts and things which the Committee or, as the case may be, the relevant Authorised Person, in its or his discretion, considers desirable in connection with any Issue, including (without limitation) the Issuance Detailed Powers specified below; and;

(3)	in the case of the Committee, delegate to any person approved by the Committee all or any of the Committee’s powers under sub-paragraphs (1) and (2) above (including, without limitation, the Issuance Detailed Powers) within such parameters as the Committee shall, in its discretion, determine and, in connection with such a delegation, to appoint such delegate the attorney of the Company .

For the purposes of this Resolution the “Issuance Detailed Powers” referred to above are the power to:

(a)	in the name and on behalf of the Company, approve and authorise the preparation, entry into, execution, delivery and issue of any and all notes, bonds, contracts, deeds, guarantees, indentures, agreements, certificates, documents, powers of attorney and other instruments, and any and all announcements, prospectuses, prospectus supplements, offering circulars, placement memoranda, listing particulars or similar documents in connection with an Issue or any programme or filing under which any Issues may be made;

(b)	appoint, and approve the terms of appointment of, any persons to act as issuing and paying agents, fiscal agents, calculation agents, agents for service of process, trustees, underwriters, placement agents or dealers, listing agents, depositaries, registrars or in any other capacity in connection with an Issue or any such programme or filing;

(c)	authorise the affixing of the Company’s seal to any document and to authorise the execution of any document as a deed (including any power of attorney) in connection with an Issue or any such programme or filing;

(d)	authorise any person to do such acts and things (including the execution of any document on behalf of the Company) in connection with an Issue or any such programme or filing as may be specified by the Committee or, as the case may be, the relevant Authorised Person;

(e)	cause to be made all applications, consents, notices, qualifications, filings and reports with all stock exchanges, listing authorities, trading platforms or systems, regulatory or governmental authorities or other similar authorities or bodies in connection with an Issue or any such programme or filing;

(f)	take any action in connection with the qualification for sale, including the qualification for sale under any US state and federal securities laws, or sale in any jurisdiction of any securities or other instruments created or issued pursuant to an Issue or any such programme of filing;

(g)	allot any securities or other instruments of the Company created or issued pursuant to an Issue; and

(h)	take such other steps as the Committee, or, as the case may be, the relevant Authorised Person, may consider desirable in connection with an Issue or any such programme or filing.

3.	For the benefit of any person dealing with the Company in relation to paragraphs 1 or 2 above,

(i)	any determination or certificate by the Committee or any Authorised Person or any Director, Company Secretary or Deputy Secretary of the Company as to whether or not:

(a)	any transaction is or is not an Issue or any such programme or filing; and

(b)	there has been delegated to any person pursuant to paragraph 2(3) above all or any of the Committee’s powers under sub-paragraphs (1) or (2) of paragraph 2 and, if so, whether or not that person is acting within the scope of the relevant delegation; and

(ii)	any determination or certificate by any Director, Company Secretary or Deputy Secretary of the Company as to whether or not any person is or is not an Authorised Person shall be conclusive and any such person dealing with the Company shall be entitled to rely upon such determination or certificate.”

HSBC HOLDINGS PLC

Extract from the Minutes of a Meeting of a Committee of Directors (appointed pursuant to Article 112 of the Company’s Articles of Association by a Resolution of the Board of Directors on 25 February 2005) held on Thursday, 15 September 2005

“IT WAS RESOLVED THAT:

(i)	the non-cumulative preference shares of US$0.01 identified as 6.20% Non-Cumulative Dollar Preference Shares, Series A (the “Series A dollar preference shares”) be issued subject to the provisions in Article 5A.1(4) (a)–(c) in the Articles of Association of the Company at the date hereof and subject to the following terms and conditions:

Provisions for payment of dividends

(1)    Subject to the Articles of Association and to the terms of the issue of the Series A dollar preference shares the annual dividend payable on each Series A dollar preference share shall be calculated at the rate of 6.20 per cent per annum from 22 September 2005. The annual dividend will be calculated by annualising the dividend amount and dividing by the number of dividend periods in a year and computed on the basis of a 360-day year of twelve 30-day months and on the basis of the actual number of days elapsed for any partial month. Such dividends, if so declared by the Board, shall be payable quarterly on 15 December, 15 March, 15 June and 15 September with the first dividend payment date being 15 December 2005 (each a “quarterly dividend”);

(2)    If one quarterly dividend on the Series A dollar preference shares is not paid in full, the Company may not thereafter purchase or redeem any other share capital of the Company ranking pari passu with or after the Series A dollar preference shares (and may not contribute any moneys to a sinking fund for any such purchase or redemption) until such time as one quarterly dividend on the Series A dollar preference shares shall have been paid in full (or an amount equivalent thereto shall have been paid or set aside to provide for such payment in full);

(3)    If one quarterly dividend on the Series A dollar preference shares is not paid in full, no dividend or other distribution may thereafter be declared or paid on any other share capital of the Company ranking as to dividend after the Series A dollar preference shares until such time as one quarterly dividend on the Series A dollar preference shares shall have been paid in full (or a sum shall have been paid or set aside to provide for such payment in full).

Redemption

(1)    The Series A dollar preference shares shall be redeemable (in whole but not in part) at the option of the Company and with the prior consent of the UK Financial Services Authority;

(2)    The Redemption Date to be any date which falls on or after the First Redemption Date. The First Redemption Date to be one day after five years after the Relevant Date. The Relevant Date to be the first dividend payment date of the Series A dollar preference shares;

(3)    For the Series A dollar preference shares the first dividend payment date will be 15 December 2005 and the Redemption Date will be any day from 16 December 2010.

Attendance and voting at general meetings	Holders of the Series A dollar preference shares shall have the right to attend and vote at general meetings of the Company in the following circumstances:

(1)    If four consecutive quarterly dividends are not paid in full, the right to attend and vote at general meetings of the Company until such time as one quarterly dividend on the Series A dollar preference shares shall have been paid in full (or a sum shall have been paid or set aside to provide for such payment in full);

(2)    Whenever holders of Series A dollar preference shares are entitled to vote on a resolution at a general meeting, on a show of hands every such holder who is present in person shall have one vote and on a poll every such holder who is present in person or by proxy shall have one vote per Series A dollar preference share held by him.

(ii)	subject to the receipt of subscription moneys, 1,305,000 non-cumulative preference shares of US$0.01 be allotted and issued to bearer for US$1,000 each on 22 September 2005 and the certificate be delivered to the London office of The Bank of New York, as custodian (“the Issue”);

(iii)	the Secretary and/or any Director be and is hereby authorised to apply for the admission to listing and trading of the Series A dollar preference shares on the New York Stock Exchange;

(iv)	the draft announcement of the Issue be and is hereby approved and the Secretary be and is hereby authorised to arrange for delivery to satisfy the Company’s Listing obligations in Hong Kong, London, Paris, New York and Bermuda and for its publication in the press in Hong Kong; and

(v)	any Director be and is hereby authorised to do all acts and things in connection with the Issue.”